FOR FURTHER INFORMATION:                                            EXHIBIT 99.1
AT THE COMPANY:               AT ASHTON PARTNERS:
DENNIS LETHAM                 CHRIS KETTMANN            H. PATEL
CHIEF FINANCIAL OFFICER       INVESTOR INQUIRIES        MEDIA INQUIRIES
(224) 521-8601                (312) 553-6716            (312) 553-6745

                       ANIXTER INTERNATIONAL INC. REPORTS
                  EARNINGS PER SHARE BEFORE EXTRAORDINARY GAIN
                      ROSE 37 PERCENT IN THE FIRST QUARTER
                            ON SALES OF $764 MILLION


GLENVIEW, IL, APRIL 27, 2004 - Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers, today reported results for the quarter ended April 2, 2004.

FIRST QUARTER HIGHLIGHTS
o Sales of $764.2 million in the quarter, including a $23.7 million increase in sales resulting from the September 26, 2003 acquisition of Walters Hexagon Group Limited, rose 15 percent compared to sales of $662.2 million in the year ago quarter.
o Operating profits increased 28 percent to $29.0 million as compared to $22.6 million in the year ago quarter.
o Current quarter includes after-tax foreign exchange losses of $1.9 million or 5 cents per diluted share.
o Diluted earnings per share before extraordinary gain rose 37 percent to 37 cents versus 27 cents in the year ago quarter.
o An extraordinary after-tax gain of $4.1 million or 11 cents per diluted share was reported for the current quarter related to a 1983 matter regarding Itel Corporation, the predecessor of the Company.
o Cash flow used for operations was $10.7 million as compared to $32.3 million provided from operations in the prior year due to the increased working capital required to support current quarter sales growth.

FINANCIAL HIGHLIGHTS
--------------------
(In millions, except per share amounts)

                                                 Three Months Ended
                                        ------------------------------------
                                        April 2,      April 4,      Percent
                                          2004          2003         Change
                                        ---------     --------      --------
      Net Sales                          $764.2        $662.2           15%
      Operating Income                   $ 29.0        $ 22.6           28%
      Income Before
         Extraordinary Gain              $ 14.0        $ 10.2           37%
      Diluted Earnings Per Share
         Before Extraordinary Gain       $ 0.37        $ 0.27           37%
      Diluted Weighted Shares              37.6          37.8           -1%

--------------------------------------------------------------------------------
Robert Grubbs, President and CEO, said, "The first quarter reflects solid company-wide sales gains resulting from a combination of increased customer demand, improved product pricing, the late 2003 acquisition of Walters Hexagon and a weaker US dollar. These sales gains produced a 28 percent increase in operating profitability. Most importantly, the sales trends of the first quarter seem to point to a gradually improving economy. If those trends continue, that should result in improved earnings for the company throughout the remainder of the year."
--------------------------------------------------------------------------------

FIRST QUARTER RESULTS

For the three-month period ended April 2, 2004, sales of $764.2 million produced income before an extraordinary gain of $14.0 million, or 37 cents per diluted share. First quarter sales included $23.7 million from Walters Hexagon Group Limited, which was acquired on September 26, 2003. Diluted earnings per share were unfavorably affected by after-tax foreign exchange losses of $1.9 million, or 5 cents per share. A significant portion of these foreign exchange losses, which are reflected as a component of other income and expense, resulted from the February 2004 devaluation of the Venezuelan Bolivar.

The first quarter of the current year also includes an extraordinary after-tax gain of $4.1 million or 11 cents per diluted share associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

In the prior year period, sales of $662.2 million generated net income of $10.2 million, or 27 cents per diluted share. The prior year includes an after-tax loss of $0.2 million or 1 cent per diluted share from the early extingushment of debt.

Operating income in the quarter was $29.0 million as compared to $22.6 million in the first quarter of 2003. For the latest quarter, operating margins were 3.8 percent compared to 3.4 percent in the year ago quarter.

FIRST QUARTER SALES TRENDS

Commenting on first quarter sales trends, Robert W. Grubbs, President and CEO of Anixter, said, "The first quarter benefited from a number of factors that combined to produce a 15.4 percent year-on-year increase in sales. First, our acquisition of Walters Hexagon added $23.7 million to sales in the first quarter. Secondly, the continued weak US dollar added $25.6 million to our revenues as compared to the year ago quarter. When these two factors are removed, our remaining year-on-year sales increase was approximately 8.0 percent."

"While this 8.0 percent increase in year-over-year sales reflects the combined effects of higher copper prices, particularly on industrial wire and cable products and higher data cabling prices, it more importantly gives evidence of the initial pick-up in capital spending and overall improvement of the economic environment," continued Grubbs. "Importantly, given the strength with which we weathered the difficult conditions of the past couple of years we think we have been able to increase market share during the initial stages of this economic rebound. These factors favorably affected both the year-on-year as well as the consecutive quarter sales trends. As compared to the fourth quarter of last year, this quarter produced not only an increase in the absolute level of sales, but also approximately a 6.1 percent increase in average daily sales."

"In the first quarter sales increased in each of the geographies in which we operate. In North America, sales were up just over 10 percent. Enterprise cabling sales rose on increased demand and data cabling price increases. Stronger industrial wire & cable sales resulted from a combination of increased demand as well as the effects of higher copper prices. The operations of Pentacon, which were acquired in late 2002, reported a nearly 9 percent increase in sales on improved customer demand. Lastly, we saw sales to North American telecom original equipment manufacturers record their first year-on-year increase in over two years," said Grubbs.

"In Europe sales climbed by 43.2 percent. Excluding the effects of the Walters Hexagon operations and adjusting for the weaker US dollar, sales grew by approximately 4.0 percent. This is the first time in several quarters that we have seen an increase in sales on a local currency basis in Europe," commented Grubbs. "In the emerging markets of Latin America and Asia Pacific we saw a 14.7 percent increase in sales, 24 percent of which was due to exchange rate differences. The 11.2 percent growth we saw on a local currency basis reflects improved economic conditions and better market penetration."

CASH FLOW - SPECIAL DIVIDEND PAYMENT MODESTLY INCREASES LEVERAGE

"Cash flow used in operations in the quarter was $10.7 million compared to $32.3 million provided by operations in the year ago quarter," said Dennis Letham, Senior Vice President-Finance. "The decline in cash flow from operations from the prior year is due to the working capital requirements associated with the 15 percent consecutive quarter sales growth. This compares to flat sales between the fourth quarter of 2002 and the first quarter of 2003, which did not require an investment in working capital. Cash balances declined from $101.4 at the end of fiscal 2003 to $38.4 million at the end of the most recent quarter. The decrease is largely due to the payment of a special dividend on March 31, 2004 to shareholders of record on March 16, 2004 that totaled $55.1 million as well as a nearly $30 million increase in working capital associated with the increase in sales."

"The special dividend not only reduced our cash balances, but as expected it modestly increased our leverage ratio due to the reduction in shareholders equity associated with the dividend. At the end of the first quarter the debt-to-total capitalization ratio was 26.8 percent as compared to 25.7 percent at the end of fiscal 2003. Total borrowings of $385.2 million, including $143.8 million borrowed under an unconsolidated accounts receivable securitization facility at the end of the first quarter, compared to total borrowings of $384.9 million, including $145.7 borrowed under an unconsolidated accounts receivable securitization facility at the end of fiscal 2003," commented Letham.

BUSINESS OUTLOOK

Concluding, Grubbs said, "The first quarter was an encouraging start to the new fiscal year. Sales trends in the quarter seem to support the increasingly widely held belief that the economy is showing signs of improvement. If the trends of improving end market demand continue and if the factors that underlie the recent manufacturer price increases remain intact, then we should see an improving earnings trend as the year unfolds."

FIRST QUARTER EARNINGS REPORT

Anixter will report results for the first quarter on Tuesday, April 27, 2004, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at www.anixter.com. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 225,000 products and $500 million in inventory, 3) 151 warehouses with more than 4.5 million square feet of space, and 4) locations in 180 cities in 42 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, exchange rate fluctuations, and new or changed competitors. Please see the company's Securities and Exchange Commission filings for more information.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com

--------------------------------------------------------------------------------
 ANIXTER INTERNATIONAL INC
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                      13 WEEKS ENDED
                                                              ------------------------------
                                                                  APRIL 2,        APRIL 4,
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                           2004            2003
                                                              --------------  --------------
 Net sales                                                      $     764.2     $     662.2
 Cost of goods sold                                                   581.5           501.4
                                                              --------------  --------------
 Gross profit                                                         182.7           160.8
 Operating expenses                                                   153.1           137.8
 Amortization of intangibles                                            0.6             0.4
                                                              --------------  --------------
 Operating income                                                      29.0            22.6
 Interest expense                                                      (3.0)           (3.4)
 Extinguishment of debt                                                   -            (0.4)
 Other, net                                                            (3.1)           (1.3)
                                                              --------------  --------------
 Income before income taxes and extraordinary gain                     22.9            17.5
 Income tax expense                                                     8.9             7.3
                                                              --------------  --------------
 Income before extraordinary gain                                      14.0            10.2
 Extraordinary gain, net                                                4.1               -
                                                              --------------  --------------
 Net income                                                     $      18.1     $      10.2
                                                              ==============  ==============

 BASIC INCOME PER SHARE:
   Income before extraordinary gain                             $      0.38     $      0.28
   Extraordinary gain                                                  0.11               -
   Net income                                                   $      0.50     $      0.28

 DILUTED INCOME PER SHARE:
   Income before extraordinary gain                             $      0.37     $      0.27
   Extraordinary gain                                                  0.11               -
   Net income                                                   $      0.48     $      0.27

 AVERAGE SHARES OUTSTANDING:
 Basic                                                                 36.5            36.9
 Diluted                                                               37.6            37.8

 GEOGRAPHIC SEGMENTS

 NET SALES:
    North America                                               $     571.1     $     518.1
    Europe                                                            140.2            97.9
    Asia Pacific and Latin America                                     52.9            46.2
                                                              --------------  --------------
                                                                $     764.2     $     662.2
                                                              ==============  ==============

 OPERATING INCOME:
    North America                                               $      23.0     $      19.1
    Europe                                                              4.5             3.0
    Asia Pacific and Latin America                                      1.5             0.5
                                                              --------------  --------------
                                                                $      29.0     $      22.6
                                                              ==============  ==============

--------------------------------------------------------------------------------
 ANIXTER INTERNATIONAL INC
 CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                               APRIL 2,        JANUARY 2,
 (IN MILLIONS)                                                  2004              2004
                                                           ----------------  ---------------
 ASSETS

 Cash                                                         $       38.4      $     101.4
 Accounts receivable, net                                            327.9            255.5
 Note receivable - unconsolidated subsidiary                          39.0             56.5
 Inventories                                                         500.6            499.1
 Deferred taxes                                                       16.5             16.5
 Other current assets                                                 12.6             18.9
                                                           ----------------  ---------------
         Total current assets                                        935.0            947.9

 Property and equipment, net                                          42.0             43.1
 Goodwill, net                                                       279.1            278.5
 Other assets                                                        107.2            101.9
                                                           ----------------  ---------------
                                                              $    1,363.3      $   1,371.4
                                                           ================  ===============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                             $      335.5      $     304.4
 Accrued expenses                                                     71.0             80.8
                                                           ----------------  ---------------
         Total current liabilities                                   406.5            385.2

 3.25% zero-coupon convertible notes                                 147.2            146.1
 7.0% zero-coupon convertible notes                                   64.2             63.1
 Long-term debt                                                       30.0             30.0
 Other liabilities                                                    56.5             56.2
                                                           ----------------  ---------------
         Total liabilities                                           704.4            680.6

 Stockholders' equity                                                658.9            690.8
                                                           ----------------  ---------------
                                                              $    1,363.3      $   1,371.4
                                                           ================  ===============